Response to Item 77D

Eaton Vance Bond Fund
Material changes to the investment policies of the Fund are described in one or more supplements to the Fund's prospectus, summary prospectus and SAI, filed pursuant to Rule 497 under the Securities Act of 1933, as amended, and are incorporated herein by reference.

Eaton Vance Short Term Real Return Fund
(now, Eaton Vance Short Duration Real
Return Fund)
Material changes to the investment policies of the Fund are described in one or more supplements to the Fund's prospectus, summary prospectus and SAI, filed pursuant to Rule 497 under the Securities Act of 1933, as amended, and are incorporated herein by reference.